Euro Pricing Supplement No. 11 Dated February 7, 1997
(To Prospectus and Prospectus Supplement
Dated October 10, 1995)
                                                     Rule 424(b)(3)
                                                     Registration Statement
                                                     No. 33-55945

                 FORD MOTOR CREDIT COMPANY
            Euro Medium-Term Notes Due from 9 Months
               to 30 Years from Date of Issue


     Ford Motor Credit Company ("Ford Credit") has designated Japanese Yen 9,500,000,000 aggregate principal amount of its Medium-Term Notes Due from 9 Months to 30 Years from Date of Issue having specific terms set forth below. Salomon Brothers International Limited has agreed to purchase the Notes at a price of 92.675% of their principal amount for resale at an initial public offering price of 92.675% of their principal amount. After the initial public offering, the offering price may be changed.

If an Event of Default with respect to the Notes shall occur and be continuing or Ford Credit elects or is required to redeem the Notes as provided in the Prospectus Supplement under "Description of Notes -- Redemption" or "Description of Notes -- Mandatory Redemption," the principal amount of the Notes payable upon the occurrence of any such event shall be the Amortized Face Amount of the Notes. The "Amortized Face Amount" of the Notes at any date shall be the amount equal to the sum of (a) the Issue Price of the Notes plus (b) the original issue discount that has accrued on the Notes since the Issue Date, but in no event shall exceed the principal amount at the Stated Maturity of the Notes. The terms "Issue Price," "Issue Date" and "Original Issue Discount" shall have the meanings set forth for such terms in Sections 1272 through 1275 of the United States Internal Revenue Code of 1986, as amended.



Issue Date:              February 27, 1997

Principal Amount:        Japanese Yen 9,500,000,000

Interest Rate:           0.25% per annum


Interest Payment Dates:  The 27th day of February in
                         the years 1998, 1999, 2000, and 2001,
                         and at Stated Maturity


Maturity Date:           February 27, 2002

Redemption Price at
  Maturity Date:         100% of Principal Amount

Listing:                 The Notes will not be listed on the
                         Luxembourg Stock Exchange or any other stock exchange

Denomination:            Japanese Yen 100,000,000

Additional Terms:        The reference to "Article 11(3) of the
                         Financial Services Act 1986
                         (Investment Advertisements) (Exemptions) Order
                         1995" on page S-17 of the Prospectus
                         Supplement is revised to "Article 11(3) of the Financial Services Act 1986 (Investment
                         Advertisements) (Exemptions) Order 1996"


                   SALOMON BROTHERS INTERNATIONAL LIMITED